Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal 2022 First Quarter Results
ORRVILLE, Ohio, August 26, 2021 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the first quarter ended July 31, 2021, of its 2022 fiscal year. Financial results for the first quarter of fiscal year 2022 reflect the divestiture of the Crisco® business on December 1, 2020, and the divestiture of the Natural Balance® business on January 29, 2021. All comparisons are to the first quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales decreased $113.8 million, or 6 percent. Net sales excluding divestitures and foreign currency exchange increased 1 percent.
•Net income per diluted share was $1.42. Adjusted earnings per share was $1.90, a decrease of 20 percent.
•Cash from operations was $137.8 million, a decrease of 66 percent. Free cash flow was $69.8 million, compared to $332.4 million in the prior year.
•The Company updated its full-year fiscal 2022 financial outlook.
CHIEF EXECUTIVE OFFICER REMARKS
"Our first quarter results reflected organic net sales growth, while lapping double-digit growth in the prior year, and continued to demonstrate consumers' desire for our brands, while earnings were in line with our expectations," said Mark Smucker, President and Chief Executive Officer. "The progress we have made against our strategy and executional priorities has made us a stronger company, positioning our iconic brands for continued growth in market share."

"Our industry continues to navigate a period of significant supply chain volatility, disruption, and cost inflation. In the near term, we expect to experience higher raw material and logistics cost increases. However, we are optimistic in managing these challenges and remain confident in the momentum of our business, the talent and commitment of our people, and our strengthened financial position to deliver balanced top- and bottom-line growth and long-term shareholder value."

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended July 31,
	2021	2020	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,858.0	$1,971.8	(6)%

Operating income	$259.4	$361.1	(28)%
Adjusted operating income	323.4	404.5	(20)%

Net income per common share – assuming dilution	$1.42	$2.08	(32)%
Adjusted earnings per share – assuming dilution	1.90	2.37	(20)%

Weighted-average shares outstanding – assuming dilution	108.4	114.1	(5)%

Net Sales
Net sales decreased 6 percent. Excluding noncomparable net sales of $135.5 million for the divested Crisco® and Natural Balance® businesses, as well as $10.4 million of favorable foreign currency exchange, net sales increased $11.3 million, or 1 percent.
The increase in comparable net sales was primarily due to favorable volume/mix for the Company's Away From Home operating segment and U.S. Retail Pet Foods segment, partially offset by reduced volume/mix for its International operating segment and U.S. Retail Coffee segment. Net price realization was a slight benefit, primarily reflecting higher net pricing in the U.S. Retail Consumer Foods segment, mostly offset by lower net pricing in the U.S. Retail Coffee segment.
Operating Income
Gross profit decreased $136.0 million, or 18 percent, reflecting higher costs, primarily driven by increased commodity and transportation costs, the noncomparable impact of the Crisco® and Natural Balance® divestitures, and a decreased contribution from volume/mix. Operating income decreased $101.7 million, or 28 percent, primarily driven by the decrease in gross profit, partially offset by a $33.5 million decrease in selling, distribution, and administrative ("SD&A") expenses, primarily attributable to decreased marketing expense.
Adjusted gross profit decreased $113.0 million, or 15 percent, with the difference from generally accepted accounting principles ("GAAP") results being the exclusion of the change in net cumulative unallocated derivative gains and losses and special project costs. Adjusted operating income decreased $81.1 million, or 20 percent, further reflecting the exclusion of amortization and other special project costs.
Interest Expense, Other Income (Expense), and Income Taxes
Net interest expense decreased $3.0 million, primarily as a result of reduced debt outstanding as compared to the prior year.
Net other expense increased $9.7 million, driven by a $6.9 million net loss on extinguishment recognized upon prepayment of $400.0 million in principal of Senior Notes and a $3.7 million settlement loss related to a defined benefit pension plan.
The effective income tax rate was 25.0 percent compared to 24.4 percent in the prior year. The adjusted effective income tax rate was 23.6 percent, compared to 24.4 percent in the prior year. The adjusted effective income tax rate excludes a discrete deferred state income tax adjustment in the current year.

Cash Flow and Debt
Cash provided by operating activities was $137.8 million, compared to $409.0 million in the prior year, primarily reflecting an increase in working capital requirements, as compared to the prior year, and a decrease in net income adjusted for noncash items. Free cash flow was $69.8 million, compared to $332.4 million in the prior year, reflecting the decrease in cash provided by operating activities, partially offset by a $8.6 million decrease in capital expenditures. Net debt repayments in the quarter totaled $123.0 million.
FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2022 guidance as summarized below:

	Current	Previous
Net sales increase vs prior year	(2.5)% - (1.5)%	(3)% - (2)%
Adjusted earnings per share	$8.25 - $8.65	$8.70 - $9.10
Free cash flow (in millions)	$800	$900
Capital expenditures (in millions)	$380	$380
Adjusted effective income tax rate	24.0%	24.0%
The pandemic and related implications, along with cost inflation and volatility in supply chains, continue to impact financial results and cause uncertainty and risk for the fiscal year 2022 outlook. Any manufacturing or supply chain disruption, as well as changes in consumer mobility and purchasing behavior, retailer inventory levels, and macroeconomic conditions could materially impact actual results. While the broader outlook remains uncertain, the Company continues to focus on managing the elements it can control, including taking the necessary steps to minimize the impact of cost inflation and any business or labor disruption. This guidance reflects performance expectations based on the Company's current understanding of the environment.
Net sales are expected to decrease 1.5 to 2.5 percent compared to the prior year, which incorporates an impact of $355.6 million related to the divested Crisco® and Natural Balance® businesses. On a comparable basis, net sales are expected to increase approximately 2.5 percent at the mid-point of the net sales guidance range, reflecting a deceleration in at-home consumption trends, more than offset by higher net pricing across multiple categories, continued double-digit net sales growth for the Smucker's® Uncrustables® brand, and a recovery in away from home channels. The net sales guidance reflects incremental net pricing actions in response to higher costs versus previous expectations, offset by reduced volume/mix, inclusive of anticipated price elasticity and supply disruption for internationally sourced pet food products.
Adjusted earnings per share is expected to range from $8.25 to $8.65, based on 108.3 million shares outstanding. The earnings guidance reflects the decrease in net sales, adjusted gross profit margin of approximately 36.0 percent, and SD&A expenses down approximately 6 percent compared to the prior year. The adjusted effective income tax rate is expected to be 24.0 percent, and free cash flow is expected to be approximately $800 million, with capital expenditures of $380 million.

FIRST QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY22 Q1 Results	$648.0	$79.9	12.3%
Increase (decrease) vs prior year	(6)%	(36)%	-580bps
Net sales decreased $44.6 million. Excluding $56.0 million of noncomparable net sales in the prior year related to the divested Natural Balance® business, net sales increased $11.4 million, or 2 percent. Volume/mix increased net sales by 2 percentage points, primarily driven by the Meow Mix®, Milk-Bone®, and Pup-Peroni® brands, as well as private label pet food, partially offset by decreases for the Rachael Ray® Nutrish® and Kibbles 'n Bits® brands. Net price realization was neutral.
Segment profit decreased $45.4 million, primarily reflecting higher commodity and transportation costs.
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY22 Q1 Results	$543.2	$151.3	27.9%
Increase (decrease) vs prior year	(5)%	(17)%	-410bps
Net sales decreased $27.7 million. Net price realization reduced net sales by 3 percentage points, reflecting increased trade spend related to the lapping of suspended promotions in the prior year. Volume/mix reduced net sales by 2 percentage points, reflecting the lapping of retailer inventory re-stocking in the prior year, driven by the Folgers® brand, partially offset by increases for the Dunkin'™ and Café Bustelo® brands.
Segment profit decreased $31.3 million, reflecting lower net pricing, higher commodity costs, and the reduced contribution from volume/mix, partially offset by decreased marketing expense.
U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY22 Q1 Results	$435.6	$118.7	27.2%
Increase (decrease) vs prior year	(11)%	(10)%	30bps
Net sales decreased $53.6 million. Excluding $71.7 million of noncomparable net sales in the prior year related to the divested Crisco® business, net sales increased $18.1 million, or 4 percent. Higher net price realization contributed 4 percentage points of growth, primarily driven by peanut butter and Smucker's® Uncrustables® frozen sandwiches. Volume/mix was neutral, as growth for Smucker's® Uncrustables® frozen sandwiches and Jif® peanut butter was mostly offset by a decline for Smucker's® fruit spreads.
Segment profit decreased $12.8 million, reflecting the noncomparable segment profit in the prior year related to the divested Crisco® business and higher transportation, commodity, and packaging costs, partially offset by the higher net pricing and a reduced marketing expense.

International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY22 Q1 Results	$231.2	$32.9	14.2%
Increase (decrease) vs prior year	6%	6%	10bps
Net sales increased $12.1 million. Excluding $7.8 million of noncomparable net sales in the prior year related to the divested Crisco® business and $10.4 million of favorable foreign currency exchange, net sales increased $9.5 million, or 4 percent. Comparable net sales growth of 27 percent for the Away from Home operating segment was partially offset by a 12 percent decline for the Company's International operating segment. Volume/mix for the combined businesses increased net sales by 3 percentage points, primarily driven by increases for portion control products, coffee, and Smucker's® Uncrustables® frozen sandwiches in away from home channels, partially offset by a decrease for flour and baking ingredients in the International operating segment. Net price realization contributed a 1 percentage point increase.
Segment profit increased $2.0 million, primarily reflecting favorable foreign currency exchange, decreased marketing expense, and the favorable impact of net pricing and costs. This was partially offset by the noncomparable segment profit in the prior year related to the divested Crisco® business and a reduced contribution from volume/mix.
Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Daylight Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal 2022 first quarter financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Daylight Time today, the Company will webcast a live question and answer session with Mark Smucker, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. The live webcast and replay can be accessed at investors.jmsmucker.com.

The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the impact of the COVID-19 pandemic on the Company's business, industry, suppliers, customers, consumers, employees, and communities, particularly with respect to the Company's Away From Home business; disruptions or inefficiencies in the Company's operations or supply chain, including any impact of the COVID-19 pandemic and labor shortages; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms, including any impact of the COVID-19 pandemic; the ability to achieve cost savings related to restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment, dividend payments, and share repurchases; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's products or its competitors' products; the impact of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19); the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.
About The J.M. Smucker Co.
Each generation of consumers leaves their mark on culture by establishing new expectations for food and the companies that make it. At The J.M. Smucker Co., it is our privilege to be at the heart of this dynamic with a diverse portfolio that appeals to each generation of people and pets and is found in nearly 90 percent of U.S. homes and countless restaurants. This includes a mix of iconic brands consumers have always loved such as Folgers®, Jif® and Milk-Bone® and new favorites like Café Bustelo®, Smucker’s® Uncrustables® and Rachael Ray® Nutrish®. By continuing to immerse ourselves in consumer preferences and acting responsibly, we will continue growing our business and the positive impact we have on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for the following, which are used under license: Dunkin’™ is a trademark of DD IP Holder LLC, and Rachael Ray® is a trademark of Ray Marks II LLC.

The Dunkin’™ brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores. This information does not pertain to products for sale in Dunkin’™ restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Abbey Linville, Vice President, Corporate Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
	2021	2020	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,858.0	$1,971.8	(6)%
Cost of products sold	1,218.6	1,196.4	2%
Gross Profit	639.4	775.4	(18)%
Gross margin	34.4%	39.3%

Selling, distribution, and administrative expenses	324.0	357.5	(9)%
Amortization	55.4	59.6	(7)%
Other special project costs	1.8	—	n/m
Other operating expense (income) – net	(1.2)	(2.8)	(57)%
Operating Income	259.4	361.1	(28)%
Operating margin	14.0%	18.3%

Interest expense – net	(43.1)	(46.1)	(7)%
Other income (expense) – net	(11.1)	(1.4)	n/m
Income Before Income Taxes	205.2	313.6	(35)%
Income tax expense	51.3	76.6	(33)%
Net Income	$153.9	$237.0	(35)%

Net income per common share	$1.42	$2.08	(32)%

Net income per common share – assuming dilution	$1.42	$2.08	(32)%

Dividends declared per common share	$0.99	$0.90	10%

Weighted-average shares outstanding	108.3	114.1	(5)%

Weighted-average shares outstanding – assuming dilution	108.4	114.1	(5)%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	July 31, 2021	April 30, 2021
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$168.8	$334.3
Trade receivables – net	566.0	533.7
Inventories	1,105.5	959.9
Other current assets	112.6	113.8
Total Current Assets	1,952.9	1,941.7

Property, Plant, and Equipment – Net	1,988.4	2,001.5

Other Noncurrent Assets
Goodwill	6,021.0	6,023.6
Other intangible assets – net	5,985.2	6,041.2
Other noncurrent assets	264.2	276.2
Total Other Noncurrent Assets	12,270.4	12,341.0
Total Assets	$16,211.7	$16,284.2

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,041.2	$1,034.1
Current portion of long-term debt	751.6	1,152.9
Short-term borrowings	366.0	82.0
Other current liabilities	604.4	598.5
Total Current Liabilities	2,763.2	2,867.5

Noncurrent Liabilities
Long-term debt, less current portion	3,517.5	3,516.8
Other noncurrent liabilities	1,760.7	1,775.1
Total Noncurrent Liabilities	5,278.2	5,291.9

Total Shareholders’ Equity	8,170.3	8,124.8
Total Liabilities and Shareholders’ Equity	$16,211.7	$16,284.2

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2021	2020
	(Dollars in millions)
Operating Activities
Net income	$153.9	$237.0
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	58.5	54.1
Amortization	55.4	59.6
Pension settlement loss (gain)	3.7	—
Share-based compensation expense	5.3	5.9
Other noncash adjustments – net	3.1	3.8
Make-whole payments included in financing activities	7.0	—
Changes in assets and liabilities:
Trade receivables	(32.9)	55.1
Inventories	(146.3)	(98.5)
Other current assets	8.0	0.3
Accounts payable	28.5	41.1
Accrued liabilities	(43.9)	7.1
Income and other taxes	47.4	43.4
Other – net	(9.9)	0.1
Net Cash Provided by (Used for) Operating Activities	137.8	409.0

Investing Activities
Additions to property, plant, and equipment	(68.0)	(76.6)
Other – net	(12.0)	27.4
Net Cash Provided by (Used for) Investing Activities	(80.0)	(49.2)

Financing Activities
Short-term borrowings (repayments) – net	284.0	47.8
Repayments of long-term debt	(407.0)	(300.0)
Quarterly dividends paid	(97.2)	(100.1)
Purchase of treasury shares	(6.8)	(4.6)
Proceeds from stock option exercises	4.0	—
Other – net	(0.3)	(0.4)
Net Cash Provided by (Used for) Financing Activities	(223.3)	(357.3)
Effect of exchange rate changes on cash	—	3.0
Net increase (decrease) in cash and cash equivalents	(165.5)	5.5
Cash and cash equivalents at beginning of period	334.3	391.1
Cash and Cash Equivalents at End of Period	$168.8	$396.6

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended July 31,
	2021	% of Net Sales	2020	% of Net Sales
	(Dollars in millions)
Net sales	$1,858.0		$1,971.8
Selling, distribution, and administrative expenses:
Marketing	98.5	5.3%	121.7	6.2%
Selling	62.0	3.3%	65.8	3.3%
Distribution	68.4	3.7%	69.8	3.5%
General and administrative	95.1	5.1%	100.2	5.1%
Total selling, distribution, and administrative expenses	$324.0	17.4%	$357.5	18.1%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended July 31,
	2021	2020
	(Dollars in millions)
Net sales:
U.S. Retail Pet Foods	$648.0	$692.6
U.S. Retail Coffee	543.2	570.9
U.S. Retail Consumer Foods	435.6	489.2
International and Away From Home	231.2	219.1
Total net sales	$1,858.0	$1,971.8

Segment profit:
U.S. Retail Pet Foods	$79.9	$125.3
U.S. Retail Coffee	151.3	182.6
U.S. Retail Consumer Foods	118.7	131.5
International and Away From Home	32.9	30.9
Total segment profit	$382.8	$470.3
Amortization	(55.4)	(59.6)
Interest expense – net	(43.1)	(46.1)
Change in net cumulative unallocated derivative gains and losses	(2.2)	16.2
Cost of products sold – special project costs	(4.6)	—
Other special project costs	(1.8)	—
Corporate administrative expenses	(59.4)	(65.8)
Other income (expense) – net	(11.1)	(1.4)
Income before income taxes	$205.2	$313.6

Segment profit margin:
U.S. Retail Pet Foods	12.3%	18.1%
U.S. Retail Coffee	27.9%	32.0%
U.S. Retail Consumer Foods	27.2%	26.9%
International and Away From Home	14.2%	14.1%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors’ understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; divestiture, acquisition, integration, and restructuring costs (“special project costs”); gains and losses related to the sale of a business; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities (“change in net cumulative unallocated derivative gains and losses”); and other one-time items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results can significantly impact the adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2022 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2021	2020	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$1,858.0	$1,971.8	($113.8)	(6)%
Crisco® divestiture	—	(79.5)	79.5	4
Natural Balance® divestiture	—	(56.0)	56.0	3
Foreign currency exchange	(10.4)	—	(10.4)	(1)
Net sales excluding divestitures and foreign currency exchange	$1,847.6	$1,836.3	$11.3	1%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2021	2020
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$639.4	$775.4
Change in net cumulative unallocated derivative gains and losses	2.2	(16.2)
Cost of products sold – special project costs	4.6	—
Adjusted gross profit	$646.2	$759.2
% of net sales	34.8%	38.5%

Operating income reconciliation:
Operating income	$259.4	$361.1
Amortization	55.4	59.6
Change in net cumulative unallocated derivative gains and losses	2.2	(16.2)
Cost of products sold – special project costs	4.6	—
Other special project costs	1.8	—
Adjusted operating income	$323.4	$404.5
% of net sales	17.4%	20.5%

Net income reconciliation:
Net income	$153.9	$237.0
Income tax expense	51.3	76.6
Amortization	55.4	59.6
Change in net cumulative unallocated derivative gains and losses	2.2	(16.2)
Cost of products sold – special project costs	4.6	—
Other special project costs	1.8	—
Adjusted income before income taxes	$269.2	$357.0
Income taxes, as adjusted	63.4	87.0
Adjusted income	$205.8	$270.0

Weighted-average common shares outstanding	108.0	113.5
Weighted-average participating shares outstanding	0.3	0.6
Total weighted-average shares outstanding	108.3	114.1
Dilutive effect of stock options	0.1	—
Total weighted-average shares outstanding – assuming dilution	108.4	114.1
Adjusted earnings per share – assuming dilution	$1.90	$2.37

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2021	2020
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$153.9	$237.0
Income tax expense	51.3	76.6
Interest expense – net	43.1	46.1
Depreciation	58.5	54.1
Amortization	55.4	59.6
EBITDA (as adjusted)	$362.2	$473.4
% of net sales	19.5%	24.0%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$137.8	$409.0
Additions to property, plant, and equipment	(68.0)	(76.6)
Free cash flow	$69.8	$332.4

The following tables provide a reconciliation of the Company's fiscal 2022 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2022
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$6.07	$6.47
Change in net cumulative unallocated derivative gains and losses (A)	0.43	0.43
Amortization	1.54	1.54
Special project costs	0.18	0.18
Adjusted effective income tax rate impact	0.03	0.03
Adjusted earnings per share	$8.25	$8.65

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in our GAAP results and excluded from non-GAAP results as of July 31, 2021, adjusted for the gains and losses expected to be allocated to non-GAAP results for the year ended April 30, 2022.

	Year Ending April 30, 2022
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,180
Additions to property, plant, and equipment	(380)
Free cash flow	$800